Filed with the Securities and Exchange Commission on May 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA STEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3312	33-0051150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vicente B. Wright

Chief Executive Officer and President

14000 San Bernardino Avenue

Fontana, California 92335

(909) 350-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Glen W. Price, Esq.

Best Best & Krieger LLP

3750 University Avenue

Riverside, California 92502

(909) 686-1450

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Offering Price(1)	Amount of Registration Fee

6 1/8% Series B Senior Notes due 2014	$150,000,000	100%	$150,000,000	$19,005.00

(1)	Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2004

PROSPECTUS

CALIFORNIA STEEL INDUSTRIES, INC.

OFFER TO EXCHANGE

any and all

6 1/8% Senior Notes due 2014

issued on March 22, 2004

which have not been registered under the Securities Act of 1933

($150,000,000 aggregate principal amount outstanding)

for

6 1/8% Senior Notes due 2014

(registered under the Securities Act of 1933)

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on [ ], 2004, unless extended.

•	All outstanding unregistered senior notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of outstanding unregistered senior notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

•	The terms of the new exchange notes to be issued are substantially identical to the terms of the outstanding unregistered senior notes, except that the new exchange notes will be registered under the Securities Act of 1933 and will not have any transfer restrictions, registration rights or rights to additional interest.

•	The exchange of outstanding unregistered senior notes for new exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the outstanding unregistered senior notes or the new exchange notes. We do not intend to apply for listing of the new exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

PLEASE SEE “ RISK FACTORS” BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [                    ], 2004

Whenever we refer to the outstanding 6 1/8% Series A Senior Notes due 2014 issued on March 22, 2004, we will refer to them as the “unregistered notes” and individually as an “unregistered note.” Whenever we refer to the 6 1/8% Series B Senior Notes due 2014 to be issued in exchange for unregistered notes, we will refer to them as the “exchange notes” and individually as an “exchange note”. The unregistered notes and the exchange notes are collectively referred to as the “notes.”

This exchange offer is not being made to, nor will we accept surrenders of unregistered notes from, holders of unregistered notes in any jurisdiction in which this exchange offer or the acceptance of unregistered notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each holder of unregistered notes wishing to accept this exchange offer must deliver the unregistered notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery of the unregistered notes in the section entitled “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your own account pursuant to this exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act of 1933. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes received in exchange for unregistered notes where the unregistered notes were acquired by you as a result of market-making or other trading activities. We have agreed to make this prospectus available to any broker-dealer in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer. For more information, see the section called “Plan of Distribution” in this prospectus.

Any references to “CSI,” “the Company,” “we,” “us” or “our” shall refer to California Steel Industries, Inc. and its subsidiary. Any references to our “2003 Annual Report” shall refer to our annual report filed on Form 10-K for the fiscal year ended December 31, 2003, filed on March 8, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by them. We are not making an offer of exchange in any jurisdiction where the offer is not permitted.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include the words “may,” “will,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and other similar words. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	future results of operations,

•	future cash flow and liquidity,

•	future capital expenditures,

•	the impact of the foregoing items on our debt service obligations under our bank facility, when drawn upon, and the exchange notes offered hereunder,

•	fluctuations in raw materials and freight prices as a result of changes in global steel consumption and capacity,

•	because our board of directors consists of four members and is elected by our two stockholders, each of whom holds 50% of our stock, there is a possibility of deadlocks among our board of directors that could result in costly delays in making important business decisions and put us at a competitive disadvantage,

•	fluctuations in commodity prices for our electricity and natural gas requirements, as well as the reliability of the electrical power distribution system within the State of California,

•	competitive pressures and industry-wide market factors, and

•	general economic and financial conditions.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We are “incorporating by reference” specified information contained in documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. This information is considered part of this prospectus. Later information that we file with SEC will automatically update and supersede this information for purposes of this prospectus to the extent that a statement contained in a subsequently filed document which is or is deemed incorporated by reference in this prospectus modifies or supersedes such statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer is completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 8, 2004 (also referred to in this prospectus as our 2003 Annual Report);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on April 28, 2004;

•	our Current Report on Form 8-K filed on January 27, 2004;

•	our Current Report on Form 8-K filed on April 13, 2004; and

•	our Current Report on Form 8-K filed on April 15, 2004.

You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: California Steel Industries, Inc., 14000 San Bernardino Avenue, Riverside, CA 92335, Attn: Manager of Corporate Communications and Services, telephone number: (909) 350-6200.

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PROSPECTUS SUMMARY

This summary may not contain all of the information that is important to you. We encourage you to read this entire prospectus, including the risk factors, as well as documents incorporated by reference, before making a decision to participate in this exchange offer. Unless we indicate otherwise, references to fiscal years are to our fiscal years ending on December 31. For example, “fiscal 2003” refers to our fiscal year ended December 31, 2003.

THE COMPANY

We are the leading producer of flat rolled steel products in the western United States based on tonnage billed. We produce the widest range of flat rolled products in our market, including hot rolled, cold rolled and galvanized coil and sheet. We also produce electric resistant weld, or ERW, pipe. Our principal market consists of the 11 states located west of the Rocky Mountains. Within this market, we believe we have either the number one or two market position in each of our flat rolled product categories. We are a non-union company and as of December 31, 2003 we employed 921 full-time employees.

Unlike integrated steel mills and mini-mills, we do not manufacture steel. Rather, we process steel slab manufactured by third parties. As a result, we do not have the fixed costs associated with the manufacturing of steel. Slab consumption costs comprise approximately 70% of our cost of goods sold. We believe we are the largest U.S. importer and one of the largest purchasers of steel slab in the world. Our purchasing power provides us with the ability to negotiate favorable terms and conditions for steel slab from low cost and high quality producers throughout the world. Over the long term, the prices of our flat rolled steel products have experienced a correlation to the prices of steel slab. We believe that this correlation, combined with our slab-based business model, has historically protected our operating margins when compared to other flat rolled steel producers.

The western U.S. steel market is comprised of many consumers and end markets typically requiring small order sizes with a wide variety of metallurgical qualities and specifications. In contrast, the majority of other U.S. steel markets primarily depend on heavy-tonnage steel consumers, such as the automotive and durable goods manufacturing industries. We have a diversified base of over 300 active customers. Sales to our 10 largest customers represented approximately 42% of our 2003 sales, and sales to our largest single customer represented approximately 7% of our 2003 sales. Markets for our products include construction (roofing, decking, steel studs and spiral pipe), tubing, aftermarket automotive manufacturers, oil and gas transmission industries and service and distribution centers.

Our production facility and principal executive offices are located in Fontana, California, approximately 50 miles east of Los Angeles. For our mailing address and general telephone number, see “Where You Can Find More Information”.

SUMMARY OF THE EXCHANGE OFFER

On March 22, 2004, we issued $150 million aggregate principal amount of unregistered 6 1/8% senior notes due 2014. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act but otherwise having substantially identical terms to the unregistered notes. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, holders of notes that remain unregistered will no longer be entitled to any registration rights with respect to such unregistered notes. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that the exchange notes:

•	have been registered under the Securities Act, and therefore will contain no restrictive legends;

•	will not have registration rights; and

•	will not have the right to additional interest.

For additional information on the terms of the exchange offer, see “The Exchange Offer.”

The Exchange Offer

We are offering to exchange up to $150,000,000 aggregate principal amount of our 6 1/8% Senior Notes due 2014 (which we refer to as the exchange notes) for a like aggregate principal amount of our outstanding 6 1/8% Senior Notes due 2014 issued on March 22, 2004 (which we refer to as the unregistered notes).

Unregistered notes may only be exchanged in integral multiples of $1,000.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2004, unless we decide to extend the expiration date.

Resale of Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours;

•	if you are a broker-dealer, you have not entered into any arrangement with us or any of our “affiliates” to distribute the exchange notes; and

•	if you are a broker-dealer and you have received exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you must deliver a prospectus in connection with any resale of such exchange notes.

Procedures for Tendering Unregistered Notes

If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York

City time, on [ ] , 2004, the expiration date of the exchange offer. You must also provide:

•	a confirmation of any book-entry transfer of unregistered notes tendered electronically into the exchange agent’s account with DTC. You must comply with DTC’s standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or

•	physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal.

The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder of the unregistered notes promptly and instruct the registered holder of the unregistered notes to tender your notes on your behalf. See “The Exchange Offer – Procedures for Tendering.”

Guaranteed Delivery Procedures

If you cannot meet the expiration deadline, or you cannot deliver your unregistered notes, the letter of transmittal or any other required documentation, or comply with DTC’s standard operating procedures for electronic tenders on time, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. See “The Exchange Offer – Conditions to the Exchange Offer.”

Exchange Agent	U.S. Bank is serving as exchange agent for the exchange offer.

Interests in the Exchange Notes and the Unregistered Notes

Each exchange note will accrue interest from the date of the completion of the exchange offer. Accrued and unpaid interest on the unregistered notes exchanged in the exchange offer will be paid on the first interest payment date for the exchange notes to the holders on the relevant record date of the exchange notes issued in respect of the unregistered notes being exchanged. Interest on the unregistered notes being exchanged in the exchange offer will cease to accrue on the date of the completion of the exchange offer.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on , 2004, the expiration date.

Consequences of Failure to Exchange

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer. The unregistered notes will bear interest at the same rate as the exchange notes.

Certain U.S. Federal Income Tax Consequences	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.

Acceptance of the Unregistered Notes and Delivery of the Exchange Notes

We will accept for exchange any and all unregistered notes that you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the exchange notes promptly following the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.” If you are a broker-dealer and you receive exchange notes for your own account in exchange for unregistered notes, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See “Plan of Distribution.”

Registration Rights Agreement

This exchange offer is intended to satisfy your registration rights under the registration rights agreement into which we entered with the initial purchasers of the unregistered notes. Those rights will terminate upon completion of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	California Steel Industries, Inc.

Securities	$150.0 million in principal amount of Series B Senior Notes due 2014.

Maturity	March 15, 2014.

Interest	Annual rate: 6 1/8%.

Payment frequency: every six months on March 15 and September 15.

First payment: September 15, 2004.

Ranking	The exchange notes will be unsecured unsubordinated debt of California Steel Industries, Inc. Accordingly, they will rank:

•	equally with all of its existing and future unsecured unsubordinated debt;

•	effectively subordinated to its existing and future secured debt to the extent of the assets securing such debt, including any borrowings under our bank facility;

•	ahead of any of its future subordinated debt; and

•	structurally behind all of the existing and future liabilities of its subsidiaries, including trade payables.

As of March 31, 2004, assuming that the use of net proceeds of the offering of the unregistered notes to repay indebtedness had been completed, we would have had $150.0 million of indebtedness (including the notes), none of which was secured debt, and $107 million available under our bank facility, all of which would be secured if borrowed.

Optional Redemption

We may redeem the notes, in whole or in part, at any time on or after March 15, 2009, at the redemption prices described in the section “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest.

In addition, on or before March 15, 2007, we may redeem up to 35% of the notes with the net cash proceeds from a public equity offering at the redemption price listed in “Description of the Exchange Notes—Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change in Control	If we experience specific kinds of changes in control, we must offer to purchase the notes at 101% of their face amount, plus accrued interest.

Certain Covenants	The indenture governing the notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of the Exchange Notes.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Liquidity	We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer system.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data presented below as of and for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements. The consolidated balance sheets as of December 31, 2003 and 2002 (as restated) and the consolidated financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 should be read together with our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2003 and the unaudited interim consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, both of which are incorporated by reference into this prospectus. The data for the three months ended March 31, 2004 and 2003 include, in the opinion of management, all adjustments, consisting only of recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands)
Statement of Operations Data:
Net sales	$233,064	$198,829	$763,556	$754,355	$640,390	$720,900	$687,050
Cost of sales	212,658	178,570	719,935	657,085	612,713	616,638	564,889
Gross profit	20,406	20,259	43,621	97,270	27,677	104,262	122,161
Selling, general and administrative expenses	6,338	8,132	25,607	26,013	23,350	32,185	29,946
(Gain) loss on disposition of property, plant and equipment	(3)	—	114	(492)	802	(28)	(13)
Income from operations (1)	14,071	12,127	17,900	71,749	3,525	72,105	92,228
Interest expense, net	(3,303)	(3,563)	(13,120)	(14,127)	(16,316)	(18,756)	(16,345)
Income (loss) before income tax expense (benefit)	3,087	8,896	6,815	58,139	(7,317)	56,138	77,027
Net income (loss)	(1,181)	1,989	4,544	35,001	(3,711)	34,845	46,847

Other Data:
Operating margin (1)	6.0%	6.1%	2.3%	9.5%	0.6%	10.0%	13.4%
Cash flows provided by (used in) operating activities (1)	$(12,258)	$(2,114)	$78,254	$47,728	$83,720	$33,715	$72,287
Cash flows used in investing activities (1)	(1,204)	(5,772)	(14,620)	(19,544)	(14,510)	(33,057)	(37,321)
Cash flows provided by (used in) financing activities	6,874	9,000	(23,878)	(34,045)	(63,000)	(6,015)	(39,029)
Capital expenditures	2,080	6,160	16,484	20,812	14,753	33,995	37,397
Total tons billed, excluding scrap (in thousands)	567	442	1,885	2,014	1,828	1,753	1,803
Number of employees at end of period	925	925	921	929	952	973	952
Man hours per ton produced	0.96	1.06	1.04	1.02	1.14	1.18	1.18

(see footnotes on next page)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
				(restated)	(restated)	(restated)	(restated)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$36,059	$4,005	$42,647	$2,891	$8,752	$2,542	$7,899
Property, plant and equipment, net	229,024	244,475	233,612	245,193	252,796	268,429	262,696
Total assets	534,560	536,862	507,345	552,314	499,198	602,158	552,805

Total long-term debt, including current portion and notes payable to banks	167,860	178,000	150,000	163,000	179,000	239,000	230,000
Redeemable preferred stock(2)	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Total stockholders’ equity(2)	209,639	216,519	210,820	217,154	200,198	206,909	187,079

(1)	Certain prior years amounts have been reclassified to conform with the current year presentation due to the presentation of the item “(gain) loss on disposition of property, plant and equipment” separately from “Other income (expense)—other net” and “Dividends received from affiliate” as “Cash flows from investing activities.”
(2)	See discussion of restatement of Class C preferred stock from “Stockholders’ equity” to “Redeemable preferred stock” in “Part I. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Financial Information” and Note 2a of the consolidated financial statements in our 2003 Annual Report.

RATIO OF EARNINGS TO FIXED CHARGES

For the purpose of determining the ratio of earnings to fixed charges, “earnings” represent income or loss before income taxes plus distributed income of equity investees, fixed charges and amortization of capitalized interest, minus income from equity investees and capitalized interest. Fixed charges consist of interest expensed and capitalized, and an estimate of the interest within rental expense (which approximates less than 10% of rental expense). For the year 2001, there was a deficiency in earnings available to cover fixed charges of $7,914,000. The pro forma ratio for the year ended December 31, 2003, gives effect to the offering of the unregistered notes on a pro forma basis as of that date.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2003	2002	2001	2000	1999
			Pro Forma
Ratio of Earnings to Fixed Charges	1.8x	3.4x	0.8x	1.5x	4.7x	—	3.7x	5.2x

RISK FACTORS

You should carefully consider these risk factors, as well as the other information contained or incorporated by reference in this prospectus, before participating in the exchange offer.

Risks Relating to the Exchange Notes

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the Exchange Notes.

We have a significant amount of indebtedness and substantial debt service obligations. As of March 31, 2004, assuming that the use of net proceeds of the offering of unregistered notes to repay indebtedness had been completed, our total indebtedness would have been $150.0 million of indebtedness (including the notes), none of which was secured debt, and $107 million available under our bank facility, all of which would be secured if borrowed. Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the steel industry, which may place us at a competitive disadvantage compared with competitors that have less debt;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, the terms of our bank facility and the indenture governing the exchange notes will allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage.

Although the exchange notes are referred to as “senior notes,” they will be effectively subordinated to our secured debt.

The exchange notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event we enter into bankruptcy or any similar proceeding, the assets that serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the exchange notes. As of March 31, 2004, we had no secured debt outstanding and $107 million available under our bank facility, all of which would be secured if borrowed. The exchange notes will be effectively subordinated to any borrowings under our bank facility. See “Description of Other Indebtedness”.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the exchange notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our bank facility and our other debt agreements, including the indenture governing the exchange notes, and other agreements we may enter into in the future. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our bank facility or from other sources in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs.

The agreements governing our debt, including the exchange notes and our bank facility, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt.

Our existing agreements impose and future financing agreements are likely to impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including minimum consolidated tangible net worth, minimum fixed charge coverage ratio and minimum interest charge coverage ratio, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock or repurchase stock;

•	make certain investments;

•	make capital expenditures;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	pay dividends and make other distributions.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. See the section “Description of Other Indebtedness.”

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the exchange notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

We may be unable to make a change of control offer required by the indenture governing the exchange notes, which would cause defaults under the indenture governing the exchange notes, our bank facility and our other financing arrangements.

The terms of the exchange notes will require us to make an offer to repurchase the exchange notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued interest to the date of the purchase. The terms of our bank facility require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your exchange notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our bank facility and other financing agreements will not allow the repurchases. See “Description of the Exchange Notes—Change of Control.”

You may find it difficult to sell your exchange notes.

You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop.

We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market of how liquid that market might be. If an active trading market for the exchange notes does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected.

Consequences of failure to exchange your unregistered notes for exchange notes

If you do not tender your unregistered notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your unregistered notes:

•	may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

•	shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

In addition, a holder of unregistered notes that desires to sell or otherwise dispose of all or any part of its unregistered notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of counsel, reasonably satisfactory in form and substance to us, that such exemption is available.

Risks Relating to Our Business

Cyclicality in the Steel Industry

The steel industry is cyclical in nature and highly competitive. The domestic steel industry is influenced by a combination of factors, including worldwide production capacity and demand, levels of steel imports and applicable tariffs, shipping rates and energy costs, as well as the strength or weakness of the U.S. dollar. We are also subject to general economic trends and conditions, such as the presence or absence of sustained economic growth. This directly affects the levels of our production, sales, operating margins and earnings. We are particularly sensitive to trends in the construction, oil and gas transmission industries, because these industries are significant markets for our steel products. If there were a downturn in one or more of these industries, our sales volume, prices and profitability and liquidity could be adversely affected. We may in the future be adversely affected by these and other trends in the steel industry.

Fluctuating Cost of Raw Materials

Our operations require substantial amounts of raw materials, including steel slab, which accounts for approximately 70% of our cost of goods sold, and zinc. These materials are susceptible to fluctuations in price and availability. In recent developments, the cost and available supply of slabs, as well as shipping expenses, have been adversely affected as a result of a significant increase in steel consumption by China. Sustained high levels of steel consumption by China could cause long term disruptions and volatility in the worldwide market for slabs. Worldwide competition in the steel industry often limits the ability of steel producers to raise finished product prices sufficiently to recover higher raw material costs. There is often a time lag on a steel producer’s ability to raise such prices, which can result in periods of lower operating margins and profitability. Our future profitability and results of operations will be materially adversely affected to the extent we are unable to pass on higher raw material costs to our customers on a timely basis. See “Business—Semi-Finished Steel Slab and Suppliers”, incorporated by reference from our 2003 Annual Report.

Potential for Interruption in Sources of Supply of Slab

We purchase our inventory of slab from a number of foreign producers. Any interruption or reduction in the supply of slab may make it difficult or impossible to satisfy customers’ delivery requirements, which could have a material adverse effect on our results of operations. For example, we are largely dependent on the Port of Los

Angeles for offloading of our imported supply of slabs and any interruption to operations at the Port of Los Angeles, including disruptions due to labor strikes or acts of terrorism, would have a material adverse effect on our results of operations. Furthermore, our future profitability and results of operations will be adversely affected to the extent we are unable to pass on costs of supply interruptions to our customers. During 2004, our major suppliers of steel slab are expected to be Ispat Mexicana S.A. de C. V. (Imexsa) of Mexico, Companhia Siderúrgica de Tubarão (CST), a Brazilian company and a related party, and Bluescopesteel, Ltd. (BHP), an Australian company. Any interruption of supply from these suppliers could have a material adverse effect on our results of operations. See “—Principal Stockholders and Corporate Governance; Transactions with Related Parties; and Payment of Significant Dividends” below and “Part I. Item 1. Business—Operations—Semi-Finished Steel Slab and Suppliers”, which is incorporated by reference from our 2003 Annual Report.

Intense Competition in the Steel Industry

Competition within our industry is intense. We compete with domestic and foreign steel producers on the basis of customer service, product quality and price. Some of our competitors are larger and may have substantially greater capital resources, more modern technology and lower production costs than us. The highly competitive nature of our industry, combined with excess production capacity in some products, from time to time, exerts downward pressure on prices for some of our products. Although recent consolidation in the steel industry, combined with increasing global demand for steel products, have resulted in a tightening of steel product supply, a number of factors (including a decrease in global demand for steel products or an increase in production capacity) could lead to a return to global overcapacity in steel manufacturing. This would, in turn, have a negative effect on U.S. steel pricing and could have a material adverse effect on our sales, margins and profitability. We cannot assure you that we will be able to compete effectively in the future.

High transportation costs have historically deterred mid-western and eastern U.S. steel producers from accessing the western U.S. market. However, conditions during the first half of 2003 led to excess production which producers attempted to push into the western U.S. market. While this trend had reversed itself by the second half of 2003, future market conditions may lead mid-western and eastern U.S. steel producers to re-enter the western U.S. market, which could have a material adverse effect on our sales, margins and profitability.

Within the western U.S. market, we face direct competition in various product categories from steel mills in Oregon, Washington and California. We also face increasing competition from producers of materials such as aluminum, composites, plastics and concrete which compete with steel in many markets. Furthermore, we compete with steel service and processing centers. Steel service and processing centers, who are also our customers, resell steel products, including our products, to end-users.

Over the past few years, more than two dozen major domestic steel producers in the United States have entered bankruptcy proceedings. In some cases, these previously marginal producers have been able to emerge from bankruptcy reorganization with lower and more competitive cost structures. In other cases, steelmaking assets have been sold through bankruptcy proceedings to other steelmakers or to new companies, at greatly depressed prices. The reemergence of these producers or their successors could materially increase competition in the steel industry. See “Part I. Item 1. Business—Competition”, incorporated by reference from our 2003 Annual Report.

Increased Level of Imports

Foreign competition historically has adversely affected product prices in the United States and tonnage sold by domestic producers. Fluctuations in the value of the U.S. dollar against several other currencies substantially affect the intensity of foreign competition. Foreign governments control or subsidize many foreign steel producers. Decisions by these producers concerning production and exports may be influenced, in part, by political and social policy considerations as well as by prevailing market conditions and profit opportunities. Although imported steel has relatively long lead times to reach the western U.S. markets, economic and currency dislocations in foreign markets may encourage importers to target the United States with excess capacity at aggressive prices. Moreover, existing trade laws and regulations may be inadequate to prevent unfair trade practices concerning these imports that could pose increasing problems for us and the rest of the domestic steel industry. Any such competition may have an adverse effect on our production, sales, operating margins and earnings.

Negative Impacts from Imposition of Tariffs

The imposition of tariffs pursuant to trade laws and regulations can have an adverse impact on our business by placing tariffs and tariff-rate quotas on the import of steel slabs which we require as raw material for our production. On March 5, 2002, President Bush, pursuant to his authority under Section 201 of the Trade Act of 1974, imposed temporary measures on imports of ten categories of steel products. These measures took the form of tariffs ranging from 8 to 30 percent, as well as a tariff-rate quota on semi-finished steel slab. On December 4, 2003, President Bush announced his decision to terminate the safeguard measures fifteen months before the scheduled end date of March 5, 2005, but reserved the option of introducing new measures should steel imports again surge into the United States. We oppose quotas or tariffs on semi-finished steel slab and actively lobby against such measures, however, future impositions of tariffs or quotas could limit our access to steel slabs at reasonable cost, or at all, and could consequently have a material adverse effect on our production, sales, operating margins and earnings.

Environmental Liabilities

We are subject to various federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharges and solid and hazardous waste disposal. We own property and conduct or have conducted operations at properties which are contaminated with hazardous materials and will require investigation and remediation pursuant to federal, state or local environmental laws and regulations. Failure to comply with such laws and regulations, and environmental permits related thereto, could subject us to fines or penalties or otherwise adversely impact our operation and results. Expenditures on environmental matters, including expenditures on pollution control equipment and remediation activities, totaled approximately $1.3 million in 2001, $1.4 million in 2002 and $1.4 million in 2003. We plan to spend approximately $1.7 million in 2004, with the largest component representing investigation activities at our Fontana site.

In 1996, we entered into an Expedited Remedial Action Voluntary Enforceable Agreement with the California Environmental Protection Agency, Department of Toxic Substances Control. This agreement superseded a Voluntary and Enforceable Agreement and Imminent and/or Substantial Endangerment Order issued by the Department in 1992 and amended in 1994. According to the agreement, we engaged an environmental consultant to conduct a remedial investigation and develop a remediation plan and remediation cost projections based upon that plan. Utilizing the remediation plan developed by the environmental consultant, we developed an estimate for future costs of the remediation plan. The total aggregate cost of remediation is estimated to be approximately $1.8 million, which was accrued in 2002 and is included in other accrued expenses in 2003 and 2002 in our consolidated financial statements. Our actual future expenditures, however, for response actions regarding environmental conditions existing at our properties and other similar matters cannot be conclusively determined at this time. There can be no guarantee that such expenditures will not have a material adverse effect on our financial condition or results of operations. The California Department of Toxic Substances Control has not yet completed its review and approval of our plan; however, preliminary discussions between the DTSC and us have not indicated the need for any significant changes to the remediation plan or to the Company’s estimate of related costs. The estimate of costs could change as a result of changes to the remediation plan required by the DTSC, unforeseen circumstances at the site or changes in law, regulations or the enforcement thereof.

In connection with the bankruptcy of Kaiser Steel Corporation, we entered into a Groundwater Indemnity Agreement in 1995 with Kaiser Ventures, Inc. (as part of a larger global Settlement Agreement dealing with environmental issues and water rights which was confirmed by the Bankruptcy Court) which resolved issues concerning potential responsibility for remediation of any groundwater contamination if required at a later time. Under the Groundwater Indemnity Agreement, we agreed to indemnify Kaiser against claims for any groundwater contamination that originated from our Fontana site with limited exceptions. Kaiser, in turn, agreed to indemnify us against claims for groundwater contamination that originated from the portions of the former Kaiser Steel property that was not purchased by us and claims for limited types of groundwater contamination attributable to former Kaiser operations originating from our Fontana site. Certain of these obligations were subsequently assumed by CCG Ontario, LLC, a developer who acquired a significant portion of the remaining Kaiser property in 2001. There are no claims pending under the indemnity.

Federal and state environmental laws impose cleanup liability that is joint and several on generators of hazardous waste and other hazardous substances shipped off-site for disposal regardless of fault or the legality of the disposal activities. We generate and have historically generated substantial amounts of hazardous waste and other hazardous substances in connection with our operations, and dispose of and have historically disposed of such waste and substances at a variety of off-site treatment and disposal facilities that we do not own or otherwise operate. Should we be required to participate in the clean up of contamination at these sites, the costs could be material.

Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. It is likely that we will be subject to increasingly stringent environmental requirements in the future and we may be required to make additional environmental expenditures, which could be material. In addition, we may be subject to legal proceedings brought by private parties or governmental agencies with respect to environmental matters. There is no assurance that expenditures or proceedings of the nature described above, or other expenditures or liabilities resulting from regulated substances located on our property or used or generated in the conduct of our business, will not have a material adverse effect on our results of operations. See “Business—Environmental Matters”, incorporated by reference from our 2003 Annual Report.

Dependence on the Western U.S. and Southern California Markets

Approximately 88% of our tons billed during 2003 were made to customers in the 11 states in the western United States: California, Oregon, Washington, Nevada, Arizona, Utah, Idaho, New Mexico, Colorado, Wyoming and Montana. In addition, approximately 70% of our tons billed are to customers in California. See “—Uninsured Risks; Earthquakes” below and “Part I. Item 1. Business—Marketing and Customer Service”, which is incorporated by reference from our 2003 Annual Report. As a result, we are vulnerable to economic downturns in that region in addition to those that may affect the country as a whole.

Energy Costs and Supply

We require significant volumes of electricity to operate our equipment and produce our products, with an average hourly demand of 38 megawatts. We participate in the direct access program whereby electricity customers can contract directly with energy service providers, thereby bypassing the State of California procurement system. Our direct access agreement generally results in lower electricity costs than would otherwise be available from California’s regulated utility providers. The Public Utilities Commission of the State of California (PUC) issued an order on November 7, 2002, imposing exit fees of 2.7 cents per kilowatt hour on utility customers who entered into the direct access program during the California electricity crisis in 2001. The PUC’s stated purpose for the exit fees (officially termed as the Cost Responsibility Surcharge or “CRS”) is to recoup the substantial sums spent by the State of California and the utilities to purchase electricity during the crisis. The CRS, if continued at 2.7 cents per kwh, is projected to result in additional costs for our electricity service of approximately $9,000,000 this year. Although our direct access agreement continues to be a net benefit, the PUC could take action in the future to further increase surcharges or otherwise hinder our ability to purchase electricity from third party providers.

In 2001, California experienced severe supply shortages of electricity and bottlenecks in its distribution system and it is unclear whether the State of California has taken sufficient steps to ensure that this or other potential problems with its electrical infrastructure will not recur in the future. We have an interruptible supply contract for a portion of our electricity service and may be required to partially curtail our use of electricity during periods of electricity shortage, which could have an adverse effect on our production and results of operations.

We also require significant volumes of natural gas to produce our products, utilizing a daily average of about 12,000 MMBTUs of natural gas. Domestic events, including but not limited to, severe weather in certain parts of the United States, low natural gas inventory storage, and a lack of new natural gas drilling activity, as well as international events, such as the war in Iraq, have resulted in significant fluctuations in the price and availability of natural gas over the last two years. To stabilize such volatility, we regularly use a risk management approach to fix the price on portions of our natural gas requirements up to two years ahead, through financial and/or physical hedging arrangements. These arrangements include fixed-price contracts for the New York Mercantile Exchange (NYMEX), and/or the Southern California border basis. As of December 31, 2003, our natural gas costs accounted for approximately 3.8% of our cost of goods sold. There is no assurance that we will be able to continue such hedging activities in the future at reasonable cost, if at all.

Furthermore, natural gas is currently transported into California via several pipelines. In the event an accident, natural disaster or terrorist act causes substantial damage to one or more of these pipelines, supply could be interrupted, resulting in higher prices or shortages that could have an adverse effect on our prices and production.

In the event that our costs to procure electricity or natural gas increase in the future, we may not be able to pass such increases to our customers, which could have a material adverse effect on our results of operations.

Effect of Unexpected Equipment Failures

Our production facilities are dependent on critical capital infrastructure such as our various rolling, galvanizing and finishing mills and our continuous pickle line. This infrastructure is expensive and cannot readily be replaced and leaves us vulnerable to interruptions in our production capabilities which could cause our productivity and results of operations to decline significantly during an unanticipated failure or as a result of damage from accidents or catastrophic events such as fires, explosions or earthquakes. To the extent that the risks of unexpected equipment failures and workplace accidents can be minimized, we attempt to do so through maintenance and quality control programs and a focus on plant and worker safety.

Uninsured Risks; Earthquakes

All of our operations are located in Fontana, California. Our operations are susceptible to damage from earthquakes. Although we maintain insurance coverage considered to be customary for our business and location, we are not insured against earthquake risk. A significant loss that is not covered by insurance could have a material adverse effect on our financial condition.

Principal Stockholders and Corporate Governance; Transactions with Related Parties; and Payment of Significant Dividends

We are owned 50% by JFE Steel U.S.A., Inc., a Delaware corporation and a subsidiary of JFE Steel Corporation, a Japanese corporation, and 50% by Rio Doce Limited, a New York corporation and a subsidiary of Companhia Vale do Rio Doce, a Brazilian corporation (“CVRD”). Our two stockholders entered into a Shareholders’ Agreement dated June 27, 1995. The Shareholders’ Agreement provides for a Consultative Council consisting of two members, one appointed by each of the stockholders, which decides on any matters submitted to it by both or either of the stockholders, and specifically resolves any deadlock among the directors. It is unclear whether the Consultative Council provisions are valid under Delaware corporation law. Because no stockholder holds a majority of our stock and the directors and members of the Consultative Council are elected by the stockholders in proportion to each of the stockholders’ holdings, there is a possibility that a deadlock may occur on any issue voted on by the stockholders, Board of Directors and Consultative Council. If a deadlock were to occur and the Consultative Council could not resolve the issue, the last recourse is arbitration pursuant to the Shareholders’ Agreement. Arbitration can be costly and there is no assurance that the result of arbitration would be favorable to either or both of the stockholders or to us. See “Part II. Item 11. Executive Compensation—Shareholders’ Agreement”, incorporated by reference from our 2003 Annual Report. In addition, we have no audit committee as this function is handled by the entire Board of Directors.

Our shareholders appoint the members of our board of directors and decide on our senior management team, many of whom come from management positions with our shareholders or their affiliates prior to their appointment with us. Historically, these members of our senior management team have periodically rotated back to their previous positions with our shareholders or their affiliates.

We purchase slab from CST (a subsidiary of both CVRD and JFE Steel Corporation) and JFE Steel Corporation. During 2003, we purchased $87,252,000 of slab from CST and $6,048,000 of slab from JFE Steel Corporation. We also hold a 4% interest in CST.

The Shareholders’ Agreement provides that, subject to any limitation on the payment of dividends contained in any agreement to which we are a party, the stockholders will cause us to distribute from our profits dividends which are as large as possible under applicable laws and regulations, provided that such profits are first applied to the payment of dividends on our preferred stock. We have historically paid dividends of 50% of our net income per year.

USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Any unregistered notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The net proceeds from the issuance of our unregistered notes, together with cash on hand, was used to repay or redeem all of our outstanding $150.0 million 8 1/2% Senior Notes due 2009. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2004, on an actual basis and as adjusted for the application of a portion of the net proceeds from the issuance of the unregistered notes and cash on hand to repay the remaining aggregate principal amount of our 8 1/2% Senior Notes due 2009, which occurred in April, 2004. The information below should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents (1)	$36,059	$17,440
Long-term debt—8 1/2% Senior Notes due 2009 (2)	$17,860	$—
Long-term debt, excluding current installments:
Bank facility (3)	$—	$—
Unregistered Notes	150,000	150,000

Total long-term debt	$167,860	$150,000

Redeemable preferred stock:
Class C preferred stock, $10,000 par value per share; 3,000 shares authorized; 3,000 shares issued and outstanding	$30,000	$30,000

Stockholders’ equity:
Class A preferred stock, $10,000 par value per share; 1,000 shares authorized; none issued	—	—
Class B preferred stock, $10,000 par value per share; 2,000 shares authorized; none issued	—	—
Common stock, no par value, 2,000 shares authorized; 1,000 shares issued and outstanding	$10,000	$10,000
Retained earnings	199,639	199,639

Total stockholders’ equity	209,639	209,639

Total capitalization	$407,499	$389,639

(1)	As adjusted amount reflects $0.8 million in premiums paid associated with the redemption of our 8 1/2% Senior Notes due 2009.
(2)	$132,140,000 of the aggregate $150,000,000 principal amount of these notes was repaid on March 22, 2004 pursuant to a tender offer using funds from the issuance of the unregistered notes. The remaining $17,860,000 aggregate principal amount was repaid subsequent to March 31, 2004. Of this amount, $10,000 was paid on April 5, 2004, the final payment date under the tender offer and $17,850,000 was paid pursuant to a redemption call on April 21, 2004.
(3)	Our bank facility provides for up to $110.0 million of revolving borrowings. At March 31, 2004, we had $2.2 million of letters of credit outstanding and $107.0 million available for borrowing under this facility.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The unregistered notes were issued on March 22, 2004 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the unregistered notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

On March 22, 2004, we entered into a registration rights agreement with the initial purchasers of the unregistered notes. Under the registration rights agreement, we are obligated:

•	to file with the SEC a registration statement relating to the exchange notes no later than 45 days from the date of issuance of the unregistered notes;

•	to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than 120 days after the date of issuance of the unregistered notes;

•	as soon as practicable after the effectiveness of the exchange offer registration statement, to offer to the holders of unregistered notes, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their unregistered notes for the exchange notes offered in connection with this prospectus;

•	to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the unregistered notes; and

•	to cause the exchange offer to be consummated no later than 45 days after the effective date of the registration statement.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement only if:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	any holder of unregistered notes notifies us in writing that it is prohibited from participating in the exchange offer by law or SEC policy; or

•	any holder of unregistered notes notifies us in writing that it may not resell the exchange notes to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resale.

In any such event, we will file with the SEC as promptly as practicable, but in no event more than 45 days after being so required or requested, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provisions of information in connection with the shelf registration statement.

If a shelf registration statement is required, we will use our best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant unregistered notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all unregistered notes covered by it have been sold or disposed of or are no longer restricted securities.

Additional Interest

If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of unregistered notes. During the first 90-day period that a registration default occurs, we will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 1.0% per annum and we shall in no event be required to pay additional interest for more than one registration default at any given time. Such additional interest will accrue only on those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the unregistered notes in the same manner as payment of interest is provided for in the indenture governing the unregistered notes, on each interest payment date. Following the cure of all registration defaults, no more additional interest will accrue.

A “registration default” includes any of the following:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we fail to consummate the exchange offer on or prior to the date specified for such consummation; or

•	the shelf registration statement is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions).

This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. The exchange offer is subject to the conditions set forth in “- Conditions to the Exchange Offer.” We reserve the right, but will not be obligated, to waive any or all of the conditions to the exchange offer. You may tender some or all of your unregistered notes only in integral multiples of $1,000. As of the date of this prospectus, $150,000,000 aggregate principal amount of the unregistered notes issued March 22, 2004, are outstanding.

The terms of the exchange notes to be issued are substantially similar to the terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will be issued under and be entitled to the benefits of the indenture, dated as of March 22, 2004, among CSI and U.S. Bank National Association, as Trustee. We sometimes refer to the indenture herein as the “Indenture.”

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If we successfully complete this exchange offer, any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The unregistered notes will continue to accrue interest but, in general, the holders of unregistered notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the unregistered notes under the Securities Act. In that case, holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Holders of unregistered notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture in connection with the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on [                    ], 2004, unless, in our sole discretion, we extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the holders of unregistered notes. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension period, all unregistered notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by CSI.

Interest on the Notes

Interest on the notes will accrue at the rate of 6 1/8% per annum and will be payable semiannually in arrears on September 15 and March 15. Interest on the exchange notes will be paid beginning on the interest payment date immediately following the last interest payment date for which interest was paid on the unregistered notes. We will make each interest payment to the holders of record of the notes on the immediately preceding September 1 and March 1. Interest on the notes will accrue from March 22, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the unregistered notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer, holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

In addition, before expiration of the exchange offer, either:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC according to its standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below,

together with any other documents required by the letter of transmittal.

The expiration date of the exchange offer will be 5:00 p.m., New York City time, on                     , 2004, or such date and such time as extended by the Company in its sole discretion in accordance with the terms described in this prospectus.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to CSI but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be made by a firm that is an eligible institution – including most banks, savings and loan associations, and brokerage houses – that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

For each unregistered note accepted for exchange, the holder of the unregistered note will receive an exchange note having a principal amount equal to that of the surrendered unregistered note. The exchange notes will accrue interest from the date of completion of the exchange offer. Holders of unregistered notes that are accepted for exchange will receive accrued and unpaid interest on such unregistered notes to, but not including, the date of completion of the exchange offer. Such interest will be paid on the first interest payment for the exchange notes and will be paid to the holders on the relevant record date of the exchange notes issued in respect of the unregistered notes being exchanged. Interest on the unregistered notes being exchanged in the exchange offer will cease to accrue on the date of completion of the exchange offer.

By tendering unregistered notes pursuant to the exchange offer, each holder will represent to us that, among other things:

•	the holder has full power and authority to tender, sell, assign, transfer, and exchange the unregistered notes tendered;

•	when such unregistered notes are accepted by us for exchange, we will acquire good and unencumbered title to the unregistered notes, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims;

•	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder of the unregistered notes;

•	neither the holder nor any such other person is engaging in or intends to engage in a distribution of the exchange notes;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	neither the holder nor any such other person is an affiliate of CSI, or if either is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for unregistered notes must represent that such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Finally, we reserve the right in our sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•	stating that the tender offer is being made by guaranteed delivery;

•	guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to 5:00 p.m. New York City time, on the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

•	may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of unregistered notes will have no further registration rights under the registration rights agreement.

Conditions to the Exchange Offer

We need not exchange any unregistered notes, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

•	the Securities and Exchange Commission’s staff no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act,

•	a government body passes any law, statute, rule or regulation which, in our opinion, prohibits or prevents the exchange offer, or

•	the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement.

If we reasonably believe that any of the above conditions has occurred, we may (1) terminate the exchange offer, whether or not any unregistered notes have been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Our failure at any time to exercise any of these rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

Exchange Agent

U.S. Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: U.S. Bank Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111	By Hand/Overnight Delivery: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st Floor – Bond Drop Window St. Paul, MN 55107

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses include:

•	SEC registration filing fees;

•	Fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	Expenses of printing, messenger, delivery service and telephone;

•	Fees and expenses of the exchange agent and trustee; and

•	Accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	Certificates representing unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the unregistered notes tendered;

•	Tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	A transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes it not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the $150 million unregistered notes issued on March 22, 2004, we have the following indebtedness:

Credit Facility

Our current credit facility (the “bank facility”) is with a syndicate of financial institutions led by Bank of America N.A. (“BofA”), as loan and collateral agent and letter of credit agent, and Bank of Tokyo-Mitsubishi, Ltd., as documentation agent pursuant to a revolving credit agreement (the “Revolving Credit Agreement”). The Revolving Credit Agreement was originally entered into on March 10, 1999, and has been amended a number of times. The last amendment was on July 17, 2003, which extended the term of the facility three (3) years to June 30, 2006. The following description summarizes the principal terms of the bank facility and is qualified in its entirety by reference to the terms of the bank facility.

The Revolving Credit Agreement provides for a bank facility with an aggregate principal amount of up to $110 million (including a $25 million sublimit for letters of credit), subject in all respects to a borrowing base coverage requirement. Subject to the satisfaction of customary conditions and a borrowing base, advances under the bank facility may be made at any time prior to the termination date of the bank facility and may be used for working capital, capital expenditures and other lawful corporate purposes.

At our election, amounts advanced under the bank facility bear interest at (i) the Base Rate or (ii) the Eurodollar Rate, plus, in each case, the Applicable Margin. The “Base Rate” is equal to the highest of (a) the rate of interest announced publicly by BofA from time to time as BofA’s prime rate and (b) the federal funds rate plus .500%, in each case as in effect from time to time. The “Eurodollar Rate” is the applicable reserve-adjusted rate for eurodollar deposits in the interbank eurodollar market. The Applicable Margin in effect with respect to the Eurodollar Rate Loans from time to time ranges from 1.00% to 2.00%, based on our Leverage Ratio (as defined in the bank facility). The Applicable Margin in effect with respect to Base Rate Loans ranges from 0% to 0.50%. Interest payments on advances which bear interest based upon the Base Rate are due monthly in arrears and on the bank facility termination date, and interest payments on advances which bear interest based upon the Eurodollar Rate are due on the last day of each relevant interest period and on the bank facility termination date.

We pay a commitment fee calculated at a rate equal to the Applicable Margin based upon the average daily undrawn portion of the commitments in respect of the bank facility, payable quarterly in arrears. The Applicable Margin in effect from time to time for the commitment fee ranges from 0.200% to 0.500%, based upon the Leverage Ratio.

The bank facility is secured by a first priority security interest in our cash, accounts receivable, inventory and other assets.

The bank facility contains customary representations and warranties. Additionally, the bank facility contains extensive affirmative and negative covenants, including, among others, covenants relating to net worth, interest charge coverage and fixed charge coverage and limits on, among other things, our ability to incur indebtedness, make capital expenditures, create liens, engage in mergers and consolidations, dispose of assets, enter into sale and leaseback transactions, make investments and acquisitions, engage in transactions with affiliates or make dividends or other restricted payments in excess of 50% of our consolidated net income for the most recent two fiscal quarters and preferred dividends not to exceed $3.0 million per year. The bank facility contains customary events of default, including upon a change in control.

DESCRIPTION OF THE EXCHANGE NOTES

The unregistered notes were, and the exchange notes will be, issued pursuant to an indenture dated March 22, 2004 (the “Indenture”) among the Company and U.S. Bank, National Association, as trustee (the “Trustee”). The form and terms of the exchange notes will be substantially identical to those of the unregistered notes, except that the exchange notes will have been registered under the Securities Act and hence will not be subject to certain restrictions and will not have registration rights. The unregistered notes and the exchange notes are referred to collectively as the “Notes.” Certain terms used in this description are defined under the subheading “Certain Definitions.”

The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

General

The Notes will be general unsecured senior obligations of the Company. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $150.0 million will be issued in this offering. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under “—Certain Covenants—Limitation on Indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register.

Maturity, Interest and Principal

The Notes will mature on March 15, 2014. Interest on the Notes will accrue at the rate of 6 1/8% per annum and will be payable semi-annually on each March 15 and September 15, commencing September 15, 2004, to the holders of record of Notes at the close of business on the March 1 and September 1 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2009, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Redemption Price
2009	103.063%
2010	102.042%
2011	101.021%
2012 and thereafter	100.000%

Optional Redemption upon Public Equity Offering. On or before March 15, 2007, the Company may, at its option, use the net proceeds of a Public Equity Offering (as defined below) to redeem up to 35% of the originally issued aggregate principal amount of the Notes, at a redemption price in cash equal to 106.125% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of Notes is outstanding following such redemption (including any Additional Notes). Notice of any such redemption must be given not later than 90 days after the consummation of the Public Equity Offering.

A “Public Equity Offering” means any underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that any such redemption made with the net proceeds of a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company or any other depositary).

Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the unregistered note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Ranking

The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all of our subordinated indebtedness and pari passu in right of payment with all of our other existing and future unsubordinated indebtedness.

Change of Control

The Indenture provides that, following the occurrence of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company will be obligated, within 30 days after the Change of Control Date, to make an offer to purchase (a “Change of Control Offer”) all of the then outstanding Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date. The Company will be required to purchase all Notes properly tendered in the Change of Control Offer and not withdrawn.

In order to effect such Change of Control Offer, the Company will, not later than the 30th day after the Change of Control Date, be obligated to mail, or cause the Trustee to mail, to each holder of Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer will be required to be kept open for a period of at least 30 days and shall be consummated promptly thereafter but in any event within 45 days after the mailing of the notice.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See “—Events of Default” below.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed a Default.

Certain Covenants

The Indenture (unless otherwise noted) provides that the covenants set forth below will be applicable to the Company and the Restricted Subsidiaries; provided, however, that if no Default has occurred and is continuing, after the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade and remain as such, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under “Limitation on Indebtedness,” “Limitation on Restricted Payments,” “Disposition of Proceeds of Asset Sales,” “Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries,” “Limitation on Transactions with Affiliates,” “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries,” “Limitation on Unrestricted Subsidiaries” and clause (iii) of the first paragraph of “Consolidation, Mergers and Sales of Assets.” Once the Company and the Restricted Subsidiaries are no longer subject to the above-mentioned provisions, all of the Company’s Subsidiaries will be Restricted Subsidiaries.

Limitation on Indebtedness. The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to “incur”), the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that (i) the Company may incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary may incur Acquired Indebtedness, if, in either case, immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.0:1.0.

Notwithstanding the foregoing, the Company and, to the extent set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, “Permitted Indebtedness”):

(i) Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $130.0 million and (b) the Borrowing Base on such date of incurrence;

(ii) Indebtedness of the Company pursuant to the Notes and the Indenture;

(iii) Indebtedness of the Company and any Restricted Subsidiary outstanding on the Issue Date;

(iv) (a) Indebtedness of a Wholly-Owned Restricted Subsidiary owing to and held by the Company or another Wholly-Owned Restricted Subsidiary that is unsecured; provided that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly-Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv), and (b) any transaction pursuant to which any Wholly-Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly-Owned Restricted Subsidiary, ceases to be a Wholly-Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly-Owned Restricted Subsidiary that is not permitted by this clause (iv);

(v) Indebtedness of the Company or any Restricted Subsidiary under Interest Rate Agreements not entered into for speculative purposes covering Indebtedness of the Company or such Restricted Subsidiary;

provided, however, that such Interest Rate Agreements do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in interest rates or by reason fees, indemnities and compensation payable thereunder;

(vi) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or such Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(vii) Indebtedness of the Company or any Restricted Subsidiary under Commodity Price Protection Agreements relating to (a) Indebtedness of the Company or such Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company; provided, however, that such Commodity Price Protection Agreements do not increase the Indebtedness or other obligations of the Company outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(viii) Indebtedness of the Company represented by Capitalized Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company (whether through the direct purchase of assets or the purchase of Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount pursuant to this clause (viii) at any one time outstanding not to exceed the greater of (a) $50.0 million and (b) 10% of the Company’s Total Assets; provided, that the principal amount of any Indebtedness permitted under this clause (viii) did not in each case at the time of incurrence exceed the Fair Market Value of the acquired or constructed asset or improvement so financed;

(ix) reimbursement obligations under letters of credit in the ordinary course of business consistent with past practice (including without limitation letters of credit in respect of workers compensation obligations and bankers acceptances and performance bonds, surety bonds and performance guarantees, of the Company or any Restricted Subsidiary);

(x) Capital Expenditure Indebtedness outstanding at any one time not to exceed the greater of (a) $75.0 million and (b) 15% of the Company’s Total Assets in the aggregate; provided that the principal amount of any such Indebtedness incurred pursuant to this clause (x) does not exceed the Fair Market Value (on the date of such incurrence) of the property acquired, constructed or leased;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(xii) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnities or obligations in respect of purchase price adjustments in connection with the disposition of assets;

(xiii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness incurred under the first paragraph of this covenant or clause (ii) and (iii) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing, plus the amount of any stated or reasonably determined prepayment premium paid in connection with such a refinancing, plus the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) such new Indebtedness has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; and

(xiv) Indebtedness of the Company in addition to that described in clauses (i) through (xiii) above (including any Indebtedness incurred under the Credit Facility) not to exceed $75.0 million outstanding at any one time in the aggregate.

Limitation on Restricted Payments. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire shares of such Qualified Capital Stock); or

(ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Restricted Subsidiary (other than any such Capital Stock owned by the Company or any Wholly-Owned Restricted Subsidiary); or

(iii) make any principal payment on, or purchase, repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Company or any Wholly-Owned Restricted Subsidiary); or

(iv) make any Investment (other than any Permitted Investment) in any Person (other than in the Company, any Wholly-Owned Restricted Subsidiary or a Person that as a result of such Investment becomes a Wholly-Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly-Owned Restricted Subsidiary (provided the Company or a Wholly-Owned Restricted Subsidiary is the survivor), as a result of or in connection with such Investment).

(any of the foregoing actions described in clauses (i) through (iv), individually, “a Restricted Payment”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in each case, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, no Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under “—Limitation on Indebtedness;” and (3) immediately after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (including any Designation Amounts) declared or made after the Issue Date, does not exceed an amount equal to the sum of without duplication:

(A) 50% of the cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning after the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) the aggregate net cash proceeds received after the Issue Date by the Company either (x) as capital contributions to the Company or (y) from the issuance or sale (other than to any of the Restricted Subsidiaries) of Qualified Capital Stock of the Company or from the exercise of any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below and excluding the net cash proceeds from any issuance and sale of Capital Stock or from any such exercises, in each case, financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid); plus

(C) the aggregate net cash proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of Indebtedness of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company, plus, whether or not such Indebtedness was issued prior to or after the Issue Date, the aggregate of Net Cash Proceeds from their original issuance, less any principal and sinking fund payments made thereon; plus

(D) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of disposition of such Investment and net of taxes; plus

(E) an amount in cash equal to the net cash proceeds of a sale by the Company of all or part of its interest in CST to an unaffiliated third party; provided that such amount would not exceed the lesser of (x) the book value of the portion of the Company’s interest in CST being sold on the balance sheet of the Company as of such sale date and (y) the Fair Market Value of such portion of the Company’s interest in CST; plus

(F) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with “—Limitations on Unrestricted Subsidiaries” below, the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation; plus

(G) $40.0 million; and minus

(H) the greater of (i) $0 and (ii) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company that has been Designated as an Unrestricted Subsidiary after the Issue Date in accordance with “—Limitations on Unrestricted Subsidiaries.”

(b) Notwithstanding the foregoing, and in the case of clauses (ii) through (v) below, so long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (v) being referred to as a “Permitted Payment”):

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of the Indenture;

(ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the net cash proceeds of a substantially concurrent issue and sale for cash to any Person (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company; provided that the net cash proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (B) of the first paragraph (a) of this covenant;

(iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to the Company or any Restricted Subsidiary) of, any Qualified Capital Stock of the Company, provided that the net cash proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (B) of the first paragraph (a) of this covenant;

(iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale for cash to any Person (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

(1) shall be in a principal amount that does not exceed the principal amount so repurchased, redeemed, defeased, retired, acquired or paid (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any stated or reasonably determined prepayment premium paid in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment, plus the amount of expenses of the Company and the Restricted Subsidiaries incurred in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment;

(2) has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; and

(3) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be repurchased, redeemed, defeased, retired, acquired or paid; and

(v) the payment of dividends on the Class C Preferred Stock of the Company as in effect on the Issue Date not to exceed $3.0 million in any given year.

In computing the amount of Restricted Payments previously made for purposes of clause (3) of the first paragraph (a) of this covenant, Restricted Payments under the immediately preceding clause (i) shall be included (but only to the extent the related dividend declaration is not so included). If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Limitation on Liens. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, or assign or convey any right to receive income therefrom to secure either (i) Subordinated Indebtedness or (ii) any Indebtedness of the Company that is not Subordinated Indebtedness, unless the Notes are equally and ratably secured with the Liens securing such other Indebtedness, except in the case of this clause (ii), Permitted Liens.

Disposition of Proceeds of Asset Sales. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash, Cash Equivalents or Liquid Assets (or any combination thereof) and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale.

The Company or the applicable Restricted Subsidiary, as the case may be, shall, at the Company’s option,

(i) apply the Net Cash Proceeds from such Asset Sale within 360 days of the receipt thereof to repay Indebtedness under the Credit Facility and elect to permanently reduce the commitments thereunder by the amount of Indebtedness so repaid,

(ii) apply the Net Cash Proceeds from such Asset Sale within 360 days of the receipt thereof to repay an amount of other Indebtedness (other than Subordinated Indebtedness) of the Company in an amount not exceeding the Other Senior Debt Pro Rata Share and, if applicable, elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid,

(iii) apply the Net Cash Proceeds from such Asset Sale within 360 days of the receipt thereof to repay any Restricted Subsidiary Indebtedness and, if applicable, elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or

(iv) apply such Net Cash Proceeds within 360 days thereof, to an investment in properties and assets that will be used in the same line of business of the Company or any Restricted Subsidiary or in businesses reasonably related thereto (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in the business of the Company or its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto) (“Replacement Assets”).

Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Indebtedness of the Company or any Restricted Subsidiary Indebtedness as set forth in clauses (i), (ii) or (iii), respectively, of the preceding sentence or invested in Replacement Assets within the 360-day period as set forth in clause (iv) shall constitute “Offer Excess Proceeds.”

When the aggregate amount of Offer Excess Proceeds equals or exceeds $15.0 million, the Company shall make an offer to purchase (an “Asset Sale Offer”), from all holders of the Notes, that aggregate principal amount of Notes as can be purchased by application of the entire amount of such Offer Excess Proceeds (and not just the amount in excess of $15.0 million) at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for any purpose consistent with other terms of the Indenture. If the principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes that can be purchased with the Offer Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

If the Company is required to make an Asset Sale Offer, the Company will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Company will not sell and will not cause or permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary. In addition, the Company will not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock, except

(i) to the Company or a Wholly-Owned Subsidiary,

(ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary and

(iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Wholly-Owned Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made (and shall be deemed to have been made) under the covenant described under “—Limitation on Restricted Payments” on the date of such issuance, sale or other disposition.

Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions that are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Common Stock of the Company or any officer or director of the Company (each, an “Affiliate Transaction”), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $2.5 million shall be approved by a majority of the Board of Directors of the Company, such approval to be evidenced by a board resolution stating that the Board of Directors of the Company has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $10.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Company may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Company or the Restricted Subsidiary, as the case may be, are fair from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to

(i) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(ii) customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law;

(iii) any transactions undertaken pursuant to any other arrangements or contractual obligations in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such obligations (pursuant to new transactions or otherwise) with suppliers on terms no less favorable than such supplier could receive from an unaffiliated third party;

(iv) any Restricted Payments made in compliance with “—Limitation on Restricted Payments” above;

(v) loans, advances and reimbursements to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices;

(vi) the pledge of any Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof;

(vii) the sale of products, property or services by any Person to the Company or a Restricted Subsidiary, or by the Company or any Restricted Subsidiary to any Person, in the ordinary course of business; and

(viii) the issuance and sale by the Company of Qualified Capital Stock.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to

(i) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary,

(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(iii) make any Investment in the Company or any other Restricted Subsidiary or

(iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for:

(a) any encumbrance or restriction existing under any agreement in effect on the Issue Date;

(b) customary non-assignment provisions in any contract or lease entered into in the ordinary course of business;

(c) any encumbrance or restriction, with respect to a Subsidiary that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided, however, that such encumbrances and restrictions are not applicable to the Company or any other Restricted Subsidiary, or the properties or assets of the Company or any other Restricted Subsidiary; and

(d) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b) and (c), or in this clause (d), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Limitations on Unrestricted Subsidiaries. The Indenture provides that the Company will not make, and will not permit its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments.” Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company and (ii) may be made in cash or property.

The Company may designate after the Issue Date any Subsidiary as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the provision described under “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s interest in such Subsidiary on such date calculated in accordance with GAAP; and

(iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time

(x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

(y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or

(z) be directly or indirectly liable for any Indebtedness (other than Indebtedness pursuant to the Credit Facility) which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except (i) any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary and (ii) in the case of (x) and (y), to the extent permitted under “—Limitation on Restricted Payments.” All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the covenant described under “—Limitation on Transactions with Affiliates” above as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

All Designations and Revocations must be evidenced by board resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Provision of Financial Statements. The Indenture will require that for so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will, to the extent permitted by Commission practice and applicable law and regulations, file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (x) within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the Commission, (i) transmit or cause to be transmitted by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost.

In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder. If any Subsidiary’s financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Subsidiary’s financial statements in any filing or delivery pursuant hereto.

Limitation on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the Fair Market Value of the property sold, and (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with “—Limitation on Indebtedness” above.

Consolidation, Merger, Sale of Assets, Etc.

The Indenture provides that the Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (taken as a whole), to any Person or Persons, unless at the time and after giving effect thereto

(i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or (B)(1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) in the case of a transaction involving the Company, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, and in each case, the Indenture, the Notes and the Registration Rights Agreement shall remain in full force and effect;

(ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(iii) the Company, or the Surviving Person, as the case may be, immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described above under “—Certain Covenants—Limitation on Indebtedness”; and

(iv) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions described under “—Certain Covenants—Limitation on Liens” are complied with.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes and the Registration Rights Agreement, with the same effect as if such successor corporation had been named as the Company therein; and thereafter, except in the case of (a) a lease of substantially all of the assets of the Company or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes.

The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Limitation on Liens”), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the provisions described under “—Certain Covenants—Limitations on Unrestricted Subsidiaries” and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

The following will be “Events of Default” under the Indenture:

(i) the Company defaults in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, acceleration, required purchase, sinking fund, scheduled principal payment or otherwise); or

(ii) the Company defaults in the payment of an installment of interest on any of the Notes, when due and payable, continued for 30 days or more; or

(iii) the Company fails to comply with any of its obligations described under “—Consolidation, Merger, Sale of Assets, Etc.,” “—Change of Control” or “—Certain Covenants—Disposition on Proceeds of Asset Sales”; or

(iv) the Company fails to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 45 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(v) the Company or any Restricted Subsidiary defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10.0 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the actual acceleration of the maturity of such Indebtedness; provided, however, that no such default under any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement shall by itself constitute an Event of Default hereunder unless such default consists of the failure by the Company or any Restricted Subsidiary to pay when due any net cash amounts actually due to the counterparty to such Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement; provided, further, that a payment default described in the immediately preceding proviso shall not constitute an Event of Default unless and until such payment default continues for 30 days or more, if the acceleration or termination event giving rise to the applicable payment obligation by the Company or such Subsidiary was not a result of any default, action or inaction by the Company or such Subsidiary; or

(vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10.0 million either individually or in the aggregate shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

(vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Material Subsidiary of the Company shall have occurred.

If an Event of Default (other than as specified in clause (vii) with respect to the Company or any Material Subsidiary) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all such amounts payable in respect of the Notes will become and be immediately due and payable. If an Event of Default specified in clause (vii) above with respect to the Company or any Material Subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(ii) the Company’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes,

(iii) the rights, powers, trusts, duties and immunities of the Trustee and

(iv) the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes (“covenant defeasance”). In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes at maturity;

(ii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

(iii) no Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) under the first paragraph under “—Events of Default” is concerned;

(iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company;

(v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound;

(vi) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(vii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to Section 547 of the United States Bankruptcy Code;

(viii) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit; and

(x) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Company has paid all other sums payable under the Indenture by the Company; and

(iii) the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (a) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (b) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

Amendments and Waivers

From time to time, the Company, when authorized by resolutions of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not materially adversely affect the legal rights of any holder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel (as such term is defined in the Indenture) stating that such change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby,

(i) change the maturity of the principal of, or any installment of interest on, any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes;

(ii) reduce the principal amount of (or the premium of) any such Note;

(iii) reduce the rate of or extend the time for payment of interest on any such Note;

(iv) change the place or currency of payment of principal of (or premium) or interest on any such Note;

(v) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected);

(vi) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof;

(vii) waive a default in the payment of principal of, premium, if any, or interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(viii) modify the ranking or priority of any Note in any manner adverse to Holders; or

(ix) following the occurrence of a Change of Control or an Asset Sale, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make and consummate a Change of Control Offer with respect to such Change of Control or an Asset Sale Offer with respect to such Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture.

The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an offer to purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Affiliate” means with respect to any specified Person:

(i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin; or

(iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person.

For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(a) that is governed by the provisions described under “—Consolidation, Merger, Sale of Assets, Etc.”; provided, however, that any transaction consummated in compliance with “—Consolidation, Merger, Sale of Assets, Etc.” above involving a transfer of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company that are not so transferred in such transaction,

(b) that is of obsolete assets in the ordinary course of business,

(c) that is made the subject of an Investment consummated in compliance with “—Certain Covenants—Limitation on Restricted Payments” above,

(d) that is a transaction or series of related transactions for which the Company or any of the Restricted Subsidiaries receive aggregate consideration of less than $250,000,

(e) that is the sale by the Company of all or any portion of its interest in CST,

(f) that is the sale by the Company or any Subsidiary of the Company or such Subsidiary’s interest in any Unrestricted Subsidiary or is the sale of any assets by an Unrestricted Subsidiary, or

(g) that is the sale by the Company or any Subsidiary of assets that either (i) are not used in the business of making steel or (ii) are not critical to the Company’s ability to manufacture steel products and were not owned by the Company or such Subsidiary on the Issue Date; provided, that any sale pursuant to this subclause (g) complies with clause (ii) of the first paragraph of the covenant described under “—Disposition of Proceeds of Asset Sales.”

“Asset Sale Offer” has the meaning set forth under “—Certain Covenants—Disposition of Proceeds of Asset Sales.”

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement and (ii) the present value of the Notes (discounted at the rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) in the case of a Person that is a corporation, the board of directors of such Person and (ii) in the case of any other Person, the board of directors, board of managers, management committee or similar governing body of such Person (or in the case of a limited partnership, of such Person’s general partner, or in the case of a limited liability company, of such Person’s manager), or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowing Base” means, as of any date, an amount equal to the sum of (i) 80% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries (excluding any accounts receivable from an Affiliate of the Company or that are more than 90 days past due, and after deducting (without duplication) the allowance for doubtful accounts attributable to such accounts receivable) and (ii) 50% of the net book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

“Capital Expenditure Indebtedness” means Indebtedness incurred by any Person to finance a capital expenditure so long as (i) such capital expenditure is or should be included as an addition to “Property, Plant and Equipment” in accordance with GAAP and (ii) such Indebtedness is incurred within 180 days of the date such capital expenditure is made.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

“Cash Equivalents” means, at any time,

(i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(ii) certificates of deposit or acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

(iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; and

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

(i) (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the then outstanding Voting Stock of the Company; or (B) (x) any such “person” or “group,” other than any one or more Permitted Holders, is or becomes the “beneficial owner” (as defined above), directly or indirectly, of 50% or more of the total voting power of the then outstanding Voting Stock of the Company, and (y) at such time, neither (I) Companhia Vale de Rio Doce and its Subsidiaries nor (II) JFE Steel Corporation and its Subsidiaries directly or indirectly own 50% or more of the total voting power of the then outstanding Voting Stock of the Company;

(ii) after the consummation of a Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office; or

(iii) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in all such foregoing events pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary solely to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under “—Certain Covenants—Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “—Certain Covenants—Limitation on Restricted Payments”), (B) no “person” or “group,” other than Permitted Holders, owns immediately after such transaction, directly or indirectly, 50% or more of the total outstanding Voting Stock of the surviving corporation and (C) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; provided, in the case of clauses (A), (B) and (C) of this clause (iii), that one of the Permitted Holders at all times owns 50% or more of the total voting power of the then outstanding Voting Stock of the Company.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Consolidated Cash Flow Available for Fixed Charges” means, for any period, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and (d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii) other non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which consolidated financial information of the Company is available (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period.

For purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to

(i) the incurrence of any Indebtedness and Preferred Stock of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period,

(ii) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any consolidated EBITDA (including any pro forma expense and cost reductions as determined in accordance with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter period) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and

(iii) the retirement of Indebtedness during the Reference Period that cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period.

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

If the Company or any Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the aggregate amount of cash dividends and other distributions that are paid to any class of the Capital Stock of the Company on a guaranteed, preferred or priority basis. The aggregate amount of cash dividends and other distributions that are paid at the same rate and on the same conditions to the common stock of the Company and to any class of Preferred Stock or Redeemable Capital Stock shall not be included within clause (ii) of this definition.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

(i) any amortization of debt discount attributable to such period,

(ii) the net effect of all payments made, received or accrued in connection with Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements (in each case, including any amortization of discounts),

(iii) the interest portion of any deferred payment obligation,

(iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and

(v) all capitalized interest and all accrued interest, and

(vi) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(i) all extraordinary gains or losses (net of all fees and expenses relating thereto),

(ii) the portion of net income (or loss) of the Company and the Restricted Subsidiaries on a consolidated basis allocable to minority interests in unconsolidated Persons, except (a) to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary or, (b) for purposes of the covenant “Limitation on Restricted Payments,” that portion of equity in income of affiliate relating to the Company’s interest in CST,

(iii) income of the Company and the Restricted Subsidiaries derived from or in respect of Investments in Unrestricted Subsidiaries, except to the extent that cash dividends or distributions are actually received by the Company or a Restricted Subsidiary,

(iv) net income (or loss) of any Person combined with the Company or any of the Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination,

(v) any gain or loss realized upon the termination of any employee pension benefit plan,

(vi) gains (or losses), net of all fees and expenses relating thereto, in respect of any Asset Sales by the Company or a Restricted Subsidiary,

(vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(viii) any restoration to income of any contingency reserve except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date and

(ix) any gain, arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the Company.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), determined on a consolidated basis in accordance with GAAP.

“covenant defeasance” has the meaning set forth under “—Defeasance or Covenant Defeasance of Indenture.”

“Credit Facility” means the credit agreement dated as of March 10, 1999, among the Company, the lenders party thereto in their capacities as lenders thereunder and, Bank of America National Trust and Savings Association, as Loan and Collateral Agent and Letter of Credit and Documentation Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“CST” means Companhia Siderúrgica de Tubarão.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or the Restricted Subsidiaries against fluctuations in currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“defeasance” has the meaning set forth under “—Defeasance or Covenant Defeasance of Indenture.”

“Designation” has the meaning set forth under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.”

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means, with respect to any asset or property, the price (or, in the case of a lease, the rent) which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller (or lessor) under no compulsion to sell and an informed and willing buyer (or lessee) under no compulsion to buy. Fair Market Value with respect to any asset or property of more than $1,000,000 shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

“guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“incur” has the meaning set forth in “—Certain Covenants—Limitation on Indebtedness.” “Incurrence,” “incurred” and “incurring” shall have the meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person, without duplication,

(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred or arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers acceptance or other similar credit transaction or in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,

(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(iv) all Capitalized Lease Obligations of such Person,

(v) all Indebtedness referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vi) all guarantees of Indebtedness by such Person,

(vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(viii) all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of such Person and

(ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. In addition to the foregoing, any Currency Agreement, Interest Rate Agreement, Commodity Price Protection Agreement or similar agreement shall constitute an Investment.

“Investment Grade” means (i) with respect to S&P, BBB- and any category above BBB- (or equivalent successor categories); (ii) with respect to Moody’s, Baa3 and any category above Baa3 (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

“Issue Date” means the original issue date of the Notes under the Indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or other), security interest, assignment for security, or other encumbrance upon any property of any kind (including any conditional sale, capital lease or other title retention agreement), whether real, personal or mixed, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Assets” shall mean any marketable securities or steel slab immediately received by, and used in the business of, the Company or any of its Subsidiaries in an amount not to exceed 25% of the Company’s total consolidated assets.

“Material Subsidiary” means each Restricted Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such regulation is in effect on the Issue Date).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale,

(ii) provisions for all taxes payable as a result of such Asset Sale,

(iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and

(v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve), all as reflected in an officers’ certificate delivered to the Trustee.

“Other Senior Debt Pro Rata Share” means the amount of the applicable Offer Excess Proceeds obtained by multiplying the amount of such Offer Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the Notes, (y) Subordinated Indebtedness and (z) Indebtedness under the Credit Facility) of the Company outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Offer Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness and Indebtedness under the Credit Facility) of the Company outstanding at the time of the applicable Asset Sale Offer with respect to which the Company is required to use the applicable Offer Excess Proceeds to offer to repay or make an offer to purchase or repay.

“Pari Passu Indebtedness” means any Indebtedness of the Company which ranks pari passu in right of payment to the Notes.

“Permitted Holders” means (a) Companhia Vale do Rio Doce, Rio Doce Limited, JFE Steel Corporation and JFE Steel U.S.A., Inc. and (b) each Affiliate of each of the entities set forth in clause (a) of this definition for so long as they are Affiliates.

“Permitted Indebtedness” has the meaning set forth under “—Certain Covenants—Limitation on Indebtedness.”

“Permitted Investments” means

(i) Cash Equivalents;

(ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(iii) loans and advances to employees made in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding;

(iv) Investments in partnerships, joint ventures or other entities, including Unrestricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed the greater of (a) $60.0 million and (b) 15% of the Company’s Total Assets; provided that (x) such entity is in a steel related business or (y) such Investment is made to acquire or develop raw materials used in steelmaking.

(v) Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements permitted under clauses (v), (vi) and (vii) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(vi) Investments represented by accounts receivable created or acquired in the ordinary course of business;

(vii) loans or advances to vendors in the ordinary course of business;

(viii) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions no less favorable in any respect than that existing on the Issue Date;

(ix) Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant under “—Certain Covenants—Disposition of Proceeds of Asset Sales”;

(x) stock, obligations or securities received in satisfaction of judgments or good faith settlement of litigation, disputes or other debts; and

(xi) other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary or any Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Capital Stock in or controls such Person) in an aggregate amount at any time outstanding not to exceed the greater of (a) $60 million and (b) 15% of the Company’s Total Assets.

“Permitted Liens” means

(a) Liens on property of (or on shares of Capital Stock or debt securities of) a Person existing at the time such Person

(i) is merged into or consolidated with the Company or any Restricted Subsidiary or

(ii) becomes a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger, consolidation or acquisition;

(b) Liens imposed by law such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

(c) Liens existing on the Issue Date;

(d) Liens securing only the Notes;

(e) Liens in favor of the Company or Liens on any property or assets of a Subsidiary (or on shares of Capital Stock or debt securities of a Subsidiary) in favor of the Company or any Restricted Subsidiary;

(f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or imperfections of title that in the aggregate are not material in amount and do not in any case interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

(h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, obligations under franchise arrangements entered into in the ordinary course of business and other obligations of a similar nature arising in the ordinary course of business;

(i) Liens in existence on the Issue Date under the Credit Facility;

(j) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Obligations (other than Indebtedness incurred to finance an Asset Acquisition), Capital Expenditure

Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the incurrence of such Indebtedness is permitted by “—Certain Covenants—Limitation on Indebtedness” above and (IV) such Liens attach prior to 90 days after such purchase, construction, installation, repair, addition or improvement;

(k) Liens to secure any refinancings (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

(l) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

(m) Liens securing Indebtedness of the Company or any Restricted Subsidiary under any Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements;

(n) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(o) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; and

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or, classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Public Equity Offering” has the meaning set forth under “—Optional Redemption—Optional Redemption upon Public Equity Offering.”

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company and its Restricted Subsidiaries and any additions and accessions thereto, which are purchased by the Company or any Restricted Subsidiary at any time after the Issue Date; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 85% of the purchase price to the Company and its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Rating Agencies” means (i) S&P and (ii) Moody’s and (iii) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (x) a Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Redeemable Capital Stock” means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event (other than a Change of Control) or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity.

“Reference Period” has the meaning set forth under the definition of “Consolidated Fixed Charge Coverage Ratio.”

“refinancing” has the meaning set forth under “—Certain Covenants—Limitation on Indebtedness.”

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a board resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.” Any such designation may be revoked by a board resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Restricted Subsidiary Indebtedness” means Indebtedness of any Restricted Subsidiary (i) that is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Company is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under the Credit Facility.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Rating Services and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Stated Maturity” means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

“Subordinated Indebtedness” means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Capital Stock are at the time, directly or indirectly, owned by such first named Person.

“Surviving Person” means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

“Total Assets” of any Person means the total consolidated assets of such Person and its Restricted Subsidiaries as shown on the most recent balance sheet of such Person prepared in conformity with GAAP.

“Transaction Date” has the meaning set forth under the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Unrestricted Subsidiary” means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors’ qualifying shares shall be disregarded in determining the ownership of a Restricted Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of unregistered notes for exchange notes in the exchange offer, and the ownership and disposition of exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements of the Internal Revenue Service (“IRS”), judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion applies only to holders that acquired unregistered notes at their initial issue price in the original offering, and that hold the unregistered notes, and will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding the notes in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Holders of notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

As used in this section, a “U.S. Holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes, is a U.S. person. The term “U.S. person” means any individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons, will also be U.S. persons. As used in this section, the term “Non-U.S. Holder” means a beneficial owner of notes that, for U.S. federal income tax purposes, is not a U.S. person. The treatment of partners holding notes through a partnership will generally depend on the status of the partners and the activities of the partnership. Partners holding notes through a partnership are urged to consult their tax advisors.

Exchange Offer

The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the unregistered notes immediately before the exchange.

U.S. Holders

Stated Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder that acquires a note for an amount in excess of its principal amount may in certain circumstances elect to treat the excess as “amortizable bond premium”, in which case the amount required to be included in the U.S. Holder’s income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable to that year for U.S. federal income tax purposes. Any such election would apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability, and consequences, of an election to amortize bond premium for U.S. federal income tax purposes.

Sale, Exchange or Retirement

Upon the sale, exchange or retirement of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the notes and such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes will equal the cost of the notes to such holder, less (i) any principal payments received by such holder and (ii) the amount of any amortizable bond premium applied to reduce interest inclusions with respect to the notes. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates and not previously included in income, which will be taxable as ordinary income. Otherwise, gain or loss on the sale, exchange or retirement of notes will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the notes have been held for more than one year. Under current laws, the excess of the taxpayer’s net long-term capital gains over net short-term capital losses is taxed at preferential rates for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses under the Code.

Non-U.S. Holders

Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

(a) payments of principal, interest and premium on the notes by Company or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Company entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to Company through stock ownership, and (iii) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below;

(b) a Non-U.S. Holder of the notes generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such notes, except for amounts attributable to accrued but unpaid interest, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a “tax home” in the United States or (ii) such gain is effectively connected with such holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” or fixed base maintained by such holder); and

(c) notes held by an individual who is not, for U.S. federal estate tax purposes, a resident or citizen of the United States at the time of such individual’s death will not be included in the gross estate of such individual, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Company entitled to vote and, at the time of such individual’s death, payments with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of the notes certifies on IRS Form W-8BEN or successor form under penalties of perjury, that it is not a U.S. person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or (ii) in the case of the notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable IRS requirements.

Alternatively, these certification requirements will not apply if the beneficial owner of the notes holds those securities directly through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a Non-U.S. Holder and the intermediary complies with IRS requirements.

If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” or fixed base maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on such effectively connected income, generally in the same manner as if it were a U.S. Holder. See “U.S. Holders” above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, to claim an exemption from U.S. federal withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

Interest payments made to a Non-U.S. Holder generally will be reported to such holder and to the IRS on IRS Form 1042-S. However, this reporting does not apply if such holder holds the notes directly through a qualified intermediary.

Backup Withholding and Information Reporting

Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, premium, market discount and interest made to, and to the proceeds of sales before maturity by, non-corporate U.S. Holders. In addition, backup withholding tax (currently at a 28% rate) will apply if the noncorporate U.S. Holder (i) fails to furnish its taxpayer identification number (“TIN”) which, for an individual, is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and has not been notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

Backup withholding will not apply to payments made on the notes to Non-U.S. Holders if the certifications required by sections 871(h) and 881(c) as described above are received or if the exemption for qualified intermediaries discussed above applies, provided that Company or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of the notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless such holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

Non-U.S. Holders of the notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that such holder timely files a U.S. federal income tax return and the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer

(including the expenses of one counsel for the holders of the notes) other than commissions, fees, discounts or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act to the extent they arise out of or are based upon:

•	any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus, or

•	an omission or alleged omission to state in the registration statement or the prospectus a material fact that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to us by or on behalf of the holder.

LEGAL MATTERS

The validity of the exchange notes will be passed upon by Best Best & Krieger LLP, 3750 University Avenue, Riverside, California 92502, as Company counsel.

EXPERTS

The consolidated financial statements as of December 31, 2003 and for the year then ended, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of December 31, 2002 (as restated) and for each of the years in the two year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (KPMG), independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on our past consolidated financial statements incorporated by reference in this prospectus.

California Steel Industries, Inc.

OFFER TO EXCHANGE

any and all

6 1/8% Senior Notes due 2014

issued on March 22, 2004

which have not been registered under the Securities Act of 1933

($150,000,000 aggregate principal amount outstanding)

for

6 1/8% Senior Notes due 2014

(registered under the Securities Act of 1933)

PROSPECTUS

The Exchange Agent for the Exchange Offer is:

U.S. BANK,

Corporate Trust Services

P.O. Box 64111

St. Paul, MN 55164-0111

1 (800) 934-6802

Until [                    ], 2004, all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our directors and officers are covered under policies of directors’ and officers’ liability insurance. Additionally, our certificate of incorporation provides that we shall indemnify all of our directors or officers to the fullest extent permitted by law under Section 145 of the Delaware General Corporation Law. This provision is intended to allow our directors and officers the benefit of the Delaware General Corporation Law which provides that directors and officers of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director’s or officer’s duty of loyalty, acts or omissions riot in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director or officer derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

See the index to exhibits that appears immediately following the signature pages of this Registration Statement.

(b) Financial Statement Schedules

Not applicable.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	(i) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities

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and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

(c)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fontana, State of California on May 4, 2004.

CALIFORNIA STEEL INDUSTRIES, INC.

By:	/s/ VICENTE B. WRIGHT
Vicente B. Wright, President and Chief Executive Officer

We, the undersigned officers and directors of California Steel Industries, Inc., hereby severally constitute Vicente B. Wright and Ricardo Bernardes, jointly our true and lawful attorneys with full power to them, and each of them jointly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable California Steel Industries, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys to any and all such amendments. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VICENTE B. WRIGHT Vicente B. Wright	President and Chief Executive Officer and President (Principal Executive Officer)	May 4, 2004

/s/ RICARDO BERNARDES Ricardo Bernardes	Executive Vice President, Finance and CFO (Principal Financial and Accounting Officer)	May 4, 2004

/s/ TATSUHIKO HAMAMOTO Tatsuhiko Hamamoto	Director	May 4, 2004

/s/ TOSHIHIRO KABASAWA Toshihiro Kabasawa	Director	May 4, 2004

/s/ DALTON NOSE Dalton Nose	Director	May 4, 2004

/s/ FRANCISCO PÓVOA Francisco Póvoa	Director	May 4, 2004

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INDEX TO EXHIBITS

Exhibit No.		Description
3.1		Certificate of Incorporation of the Registrant as amended by Amendment to the Certificate of Incorporation filed June 6, 1984, with Delaware Secretary of State, as amended by the Certificate of Amendment to the Certificate of Incorporation filed August 2, 1984, with the Delaware Secretary of State, as amended by the Certificate of Amendment to the Certificate of Incorporation, filed January 12, 1988, with the Delaware Secretary of State, and as amended by the Certificate of Ownership merging California Steel Industries Tubular Products, Inc. into the Registrant, filed with the Delaware Secretary of State on December 20, 1993 (incorporated herein by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-79587, as filed with the Securities and Exchange Commission on May 28, 1999, as amended (the “1999 Registration Statement”)).

3.2		Certificate of Amendment to the Certificate of Incorporation filed July 27, 1999, with the Delaware Secretary of State (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 28, 2002).

3.3		Bylaws of the Registrant, as amended on July 16, 1999 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 28, 2002)

4.1		Indenture, dated as of March 22, 2004, between the Registrant and U.S. Bank National Association, Trustee (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended March 31, 2004, as filed with the Securities and Exchange Commission on April 28, 2004).

4.2		Form of exchange note (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended March 31, 2004, as filed with the Securities and Exchange Commission on April 28, 2004).

4.3		Shareholders’ Agreement, dated June 27, 1995, by and among Rio Doce Limited, Companhia Vale do Rio Doce, Kawasaki Steel Holdings (USA), Inc. and Kawasaki Steel Corporation (incorporated by reference from the 1999 Registration Statement).

5.1	*	Opinion re Legality of Best Best & Krieger LLP.

5.2	*	Opinion of Winston & Strawn LLP.

10.1		Revolving Credit Agreement, dated as of March 10, 1999, among the Registrant, the Lending Institutions from time to time party thereto as lenders, BancBoston, N.A., in its capacity as Loan and Collateral Agent, and Bank of America National Trust and Savings Association, in its capacity as Letter of Credit and Documentation Agent and BancBoston Robertson Stephens Inc. and NationsBanc Montgomery Securities LLC, as the Arrangers (incorporated by reference from the 1999 Registration Statement).

10.2		Agreement for the Purchase of Carbon Steel Slabs, dated as of December 5, 1984, by and between the Registrant and Companhia Siderúrgica de Tubarão, as amended by Memorandum of Agreement, dated as of June 7, 1985, Memorandum of Agreement No. MA-02, dated as of December 9, 1986, Memorandum of Agreement No. MA-03, dated as of December 11, 1986, Memorandum of Agreement No. MA-04, dated as of December 11, 1986, Memorandum of Agreement No. MA-05, dated as of May 22, 1987 and Memorandum of Agreement No. MA-06, dated as of December 11, 1996 (incorporated by reference from the 1999 Registration Statement).

10.3		The Burlington Northern and Santa Fe Railway Company BNSFC 302606 Regulated Transportation Contract, dated as of November 19, 1998, by and between the Registrant and Burlington Northern Railroad Company (incorporated by reference from the 1999 Registration Statement).

Exhibit No.	Description
10.4	Equipment Lease Agreement, dated as of September 30, 1998, by and between the Registrant and State Street Bank and Trust Company of California, National Association (incorporated by reference from the 1999 Registration Statement).

10.5	Settlement Agreement, dated as of June 1, 1995, by and among the Registrant, Kaiser Ventures, Inc., KSC Recovery, Inc. and Kaiser Steel Land Development, Inc (incorporated by reference from the 1999 Registration Statement).

10.6	Groundwater Indemnity Agreement, dated as of June 1, 1995, between the Registrant and Kaiser Ventures, Inc. (incorporated by reference from the 1999 Registration Statement).

10.7	A 1996 Expedited Remedial Action Voluntary Enforceable Agreement, by and among the Registrant and the California Environmental Protection Agency, Department of Toxic Substances Control (incorporated by reference from the 1999 Registration Statement).

10.8	First Amendment, dated as of April 28, 2000, to Revolving Credit Agreement, dated as of March 10, 1999, among the Registrant, the Banks named therein, Fleet National Bank (f/k/a BankBoston, N.A.), as loan and collateral agent for the Banks, and Bank of America National Trust and Savings Association, as documentation and letter of credit agent for the Banks (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended June 30, 2000, as filed with the Securities and Exchange Commission on August 4, 2000).

10.9	Amendment to Supplemental Executive Retirement Plan, dated October 10, 2000, between the Registrant and James E. Declusin (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended September 30, 2000, as filed with the Securities and Exchange Commission on October 27, 2000).

10.10	Supplemental Executive Retirement Plan, dated as of September 19, 2000, between the Registrant and Brett J. Guge (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended September 30, 2000, as filed with the Securities and Exchange Commission on October 27, 2000).

10.11	The Burlington Northern and Santa Fe Railway Company BNSFC 302606—Amendment 1 Regulated Transportation Contract, dated as of January 15, 2001, by and between the Registrant and The Burlington Northern and Santa Fe Railway Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on March 29, 2001).

10.12	Second Amendment, dated as of March 12, 2001, to Revolving Credit Agreement, dated as of March 10, 1999, among the Registrant, the Banks named therein, Fleet National Bank (f/k/a BankBoston, N.A.), as loan and collateral agent for the Banks, and Bank of America National Trust and Savings Association, as documentation and letter of credit agent for the Banks (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended September 30, 2001, as filed with the Securities and Exchange Commission on November 9, 2001).

10.13	Fourth Amendment to Revolving Credit Agreement dated September 26, 2001, among the Registrant, the Banks named therein, Bank of America, N.A., as loan and collateral agent for the Banks, and Bank of America, N.A., as documentation and letter of credit agent for the Banks (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended September 30, 2001, as filed with the Securities and Exchange Commission on November 9, 2001).

10.14	Fifth Amendment, dated as of March 22, 2002, to Revolving Credit Agreement, dated as of March 10, 1999, among the Registrant, the Banks named therein, and Bank of America National Trust and Savings Association, as loan and collateral agent and as documentation and letter of credit agent for the Banks (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q, for the period ended March 31, 2002, as filed with the Securities and Exchange Commission on April 29, 2002).

Exhibit No.	Description
10.15	The Burlington Northern and Santa Fe Railway Company BNSFC 302606—Amendment 2 Regulated Transportation Contract, dated as of September 4, 2002, by and between the Registrant and The Burlington Northern and Santa Fe Railway Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 8, 2004).

10.16	Sixth Amendment, dated as of July 17, 2003, to Revolving Credit Agreement, dated as of March 10, 1999, among the Registrant, the Banks named therein, and Bank of America National Trust and Savings Association, as loan and collateral agent and as documentation and letter of credit agent for the Banks (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 8, 2004).

10.17	Supplemental Executive Retirement Plan, dated as of January 16, 2003, between the Registrant and James L. Wilson (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 8, 2004).

10.18*	Purchase Agreement dated March 9, 2004 by and among the Registrant, Banc of America Securities, LLC, Goldman, Sachs & Co., CIBC World Markets Corp. and Deutsche Bank Securities Inc.

10.19*	Registration Rights Agreement dated as of March 22, 2004 by and among the Registrant, Banc of America Securities, LLC, Goldman, Sachs & Co., CIBC World Markets Corp. and Deutsche Bank Securities Inc.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

16.1	Letter from KPMG to the Securities and Exchange Commission, dated December 19, 2002 (incorporated by reference to the Registrant’s Quarterly Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2002).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 8, 2004).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Best Best & Krieger LLP (included in Exhibit 5.1).

23.4*	Consent of Winston & Strawn LLP (included in Exhibit 5.2).

24.1	Power of Attorney (contained on signature page of Registration Statement).

25.1*	Statement of Eligibility of the Trustee on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter from the Company to Registered Holders.

99.4*	Form of Letter to Clients.

*	Filed herewith